Exhibit 99.1

               Muzak Holdings LLC Announces First Quarter Results

    FORT MILL, S.C.--(BUSINESS WIRE)--May 16, 2005--Muzak Holdings
LLC ("Muzak" or the "Company"), the leading provider of business music services in the United States, today announced financial results for the quarter ended March 31, 2005.
    Music and other business services revenue for the quarter ended March 31, 2005 was $46.8 million, a 3.2% increase, compared to $45.4 million for the quarter ended March 31, 2004. Equipment sales and related services revenue declined to $14.1 million in the quarter ended March 31, 2005 as compared to $14.4 million in 2004. As a result, total revenue for the quarter ended March 31, 2005 was $60.9 million, a 1.9% increase, compared to $59.8 million for the quarter ended March 31, 2004.
    The Company evaluates its operating performance using several measures, two of them being EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) and EBITDA as defined in our indentures, of which the primary difference is the exclusion of non-cash items. Since EBITDA as defined in the indentures is used to determine our ability to incur additional indebtedness, the Company believes it provides useful information to our investors. EBITDA was $14.2 million for the quarter ended March 31, 2005 as compared to $17.0 million in the quarter ended March 31, 2004. EBITDA as defined in our indentures, which excludes non-cash items, was $14.4 million, a decrease of $3.4 million or 19.3% as compared to $17.9 million in the 2004 period. The non-cash items excluded from EBITDA, as defined by our indentures, were comprised of charges to reflect the write-off of capitalized installation labor upon client contract terminations. EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, net income as a measure of performance, as determined in accordance with generally accepted accounting principles, known as GAAP. Net loss for the quarter ended March 31, 2005 was $11.4 million as compared to $9.4 million in the prior year. See attached reconciliation from net loss to EBITDA and to EBITDA as defined by the indentures.
    The cancellation rate for the quarter ended March 31, 2005 was 10.1% and is consistent with 2004 levels. In addition, the Company signed several new national clients during the first quarter including Sprint, Ultra Diamonds, and Sports Authority. First quarter recontracts include Texas Roadhouse, Atlantic and Pacific Tea Company, and Steinmart.
    After taking into consideration the increase in cash balances as well as non-period related royalty payments, the Company had a net cash use of $2.0 million during the first quarter of 2005. Such net cash use is principally due to the increase in interest payments as a result of the Senior Discount Notes going cash pay in September 2004.
    Muzak and CVS Pharmacy, Inc. are co-defendants in a lawsuit filed by DMX Music, Inc. in Los Angeles County Superior Court on July 25, 2003 as described in our Annual Report on Form 10-K for the year ended December 31, 2004. On May 13, 2005, Muzak and DMX Music, Inc. entered into a settlement and general release agreement that resolves all claims between Muzak and DMX Music, Inc. and requires a $1.0 million payment by Muzak to DMX Music, Inc. The cost of the settlement has been recorded in selling, general, and administrative expenses in the first quarter of 2005. The agreement is subject to the approval of the United States Bankruptcy Court currently presiding over DMX Music, Inc's Chapter 11 reorganization. Muzak believes that the Bankruptcy court will approve the settlement terms in June 2005.
    On April 15, 2005, the Company refinanced its existing Senior Credit Facility with a $105.0 million term loan ("New Senior Credit Facility"). A portion of the proceeds from the New Senior Credit Facility was used to repay in full the outstanding term and revolving loans and associated interest and to collateralize outstanding letters of credit under the Company's then existing Senior Credit Facility, and to pay related fees and expenses. After giving effect to the uses of the proceeds, the refinancing provided approximately $21.0 million in cash for business needs.
    Muzak Holdings LLC will have a conference call on May 16, 2005 at 11:00 a.m. (Eastern Standard Time) to discuss first quarter results. The call in number is 1-800-756-4697 and the access code is 0801. A replay of the call will be available for one week beginning at 9:00 a.m on May 17, 2005. The replay number is 1-800-756-3819 and the access code is 080100.
    Muzak, the leading audio imaging company, enhances brands and creates experiences with AUDIO ARCHITECTURE(TM) and MUZAK VOICE(TM). More than 100 million people hear Muzak programs each day. We deliver music, messaging, and sound system design through more than 200 sales and service locations.
    The above statements include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "expect", "anticipate", "could", "may", "will" and similar expressions and include references to assumptions that the Company believes are reasonable and relate to our future prospects, developments and business strategies. Forward-looking statements involve risks and uncertainties, including, but not limited to those related to the Company's substantial leverage and debt service requirements, restrictions imposed by the terms of the Company's indebtedness, the Company's history of net losses, the Company's dependence on satellite delivery of its products, the Company's ability to integrate acquisitions, future capital requirements, the impact of competition and technological change, the availability of cost-effective programming, the impact of legislation and regulation, risks associated with the effect of general economic conditions and the other factors discussed in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update these forward-looking statements.

                          Muzak Holdings LLC
                         Financial Highlights
               ----------------------------------------
                   (unaudited, dollars in thousands)



                                Quarter Ended

                           3/31/2005  3/31/2004(1) % Change 12/31/2004
                           -------------------------------------------
Selected Operations Data

Revenues
 Music and Other Business
  Services                   $46,831      $45,383      3.2%   $46,929
 Equipment Sales and Related
  Services                    14,093       14,407     -2.2%    16,673
                           -------------------------------------------
           Total Revenues     60,924       59,790      1.9%    63,602
                           -------------------------------------------

Cost of Revenues
 Music and Other Business
  Services                    10,079        8,449     19.3%     8,311
 Equipment Sales and Related
  Services                    13,576       13,384      1.4%    16,086
                           -------------------------------------------
   Total Cost of Revenues     23,655       21,833      8.3%    24,397
                           -------------------------------------------

Selling, General and
 Administrative
 Amortization of Commissions   4,543        3,256     39.5%     4,328
 Other Selling, General and
  Administrative (2)          18,478       17,734      4.2%    18,745
                           -------------------------------------------
   Total Selling, General
    and Administrative        23,021       20,990      9.7%    23,073
                           -------------------------------------------


 Impairment of deferred
  production costs                 -            -               6,578
 Other (income) expense           12           (3)  -500.0%      (217)
 Loss on early
  extinguishment of debt           -            -                 183
                           -------------------------------------------

EBITDA (3)                   $14,236      $16,970    -16.1%    $9,588
                           ===========================================
   EBITDA Margin                23.4%        28.4%               15.1%


Other financial data

EBITDA per the indentures    $14,443      $17,892             $15,976
Muzak LLC Interest Expense    10,586        8,782              10,413
Muzak Holdings LLC Interest
 Expense                      11,400       10,606              11,227
Muzak LLC Net Debt to           7.15x        4.98x               6.38x
 EBITDA (4)
Muzak Holdings LLC Net Debt     7.57x        5.77x               6.76x
 to EBITDA (4)

Balance sheet data (end of
 period)

Revolving Loan               $42,500      $20,000             $34,000
Muzak LLC Total Debt (5)     415,928      359,092             408,064
Muzak Holdings LLC Total
 Debt (5)                    440,173      416,042             432,309


(1) As previously disclosed, the Company discovered an error pertaining to revenue and accounts receivable cutoff procedures dating back to the time of the merger of Audio Communications Network and Muzak Limited Partnership in March 1999. In addition, the Company has restated its 2004 quarterly information to reflect year end adjustments. The financial statement impact of this error and 2004 year end adjustments for periods included within this press release are as follows (in thousands):



                                       Quarter ended March 31,2004
                                    As reported Adjustment As restated
                                    ----------------------------------
  Statement of Operations
  Music and other business services
   revenue                               45,268        115     45,383
  Equipment revenue                      14,805       (398)    14,407
  Costs of equipment revenues            12,605        779     13,384
  Amortization of commissions             4,546     (1,290)     3,256
  Other Selling, general, and
   administrative expenses               16,554      1,180     17,734
  EBITDA                                 17,915       (945)    16,970
  Depreciation and amortization          16,140       (360)    15,780
  Net loss                               (8,801)      (592)    (9,393)



(2) Selling, general, and administrative expenses for the quarter ended March 31, 2005 include a $1.0 million charge for the settlement with DMX Music, Inc.


(3) Represents net income before interest, income tax benefit (expense), depreciation and amortization. The Company evaluates performance using several measures, one of them being EBITDA as defined by our Senior Discount Notes, Senior Subordinated Notes, and Senior Notes indentures (the "Notes"). EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, net income as a measure of performance, as determined in accordance with generally accepted accounting principles, known as GAAP. However, management believes that EBITDA provides useful information because EBITDA as defined by our Notes indentures is used to determine our ability to incur additional indebtedness. The following tables provides a reconciliation from net income to EBITDA and to EBITDA as defined in the Notes.




                                            Three months ended
                                      Q1 2005     Q1 2004    Q4 2004
                                    ------------ ---------- ----------
     Net Loss                          $(11,443)   $(9,393)  $(16,111)
     Interest expense                    11,400     10,606     11,227
     Taxes                                  (52)       (23)       (38)
     Depreciation and amortization       14,331     15,780     14,510
                                    ------------ ---------- ----------
     EBITDA                              14,236     16,970      9,588
                                    ------------ ---------- ----------
     Non-cash items                         207        922      6,388
                                    ------------ ---------- ----------
     EBITDA pursuant to the Notes       $14,443    $17,892    $15,976
                                    ============ ========== ==========



(4) Reflects Total Debt described in (5) below less cash divided by EBITDA per the Notes on a Last Quarter Annualized Basis.

(5) Total Debt excludes $2.0 million of debt of a subsidiary that is non-recourse to the Company.

    CONTACT: Muzak Holdings LLC
             Catherine Walsh, 803-396-3000